Exhibit 99

DATE: April 27, 2005
CONTACT:	Donald V. Rhodes
Chairman, President and
	Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES FIRST QUARTER 2005 EARNINGS

QUARTER HIGHLIGHTS

•	Earnings Per Diluted Share for the 1st Quarter of 2005 were $0.423 vs. $0.350 for the 1st Quarter of 2004, an increase of 20.9%

•	Actual earnings for the 1st Quarter of 2005 increased 15.5% to $2.563 million from $2.219 million for the same period last year

•	Return on Average Equity increased to 16.28% in the 1st Quarter of 2005 vs. 14.13% for the 1st Quarter of 2004

•	Efficiency ratio improves to 59.45% for the 1st Quarter of 2005 vs. 62.18% for the 1st Quarter of 2004

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman and CEO of Heritage Financial Corporation (“Company”) today reported that diluted earnings per share for the first quarter ended March 31, 2005 increased 20.9% to $0.423 from $0.350 for the quarter ended March 31, 2004. Actual earnings for the first quarter ended March 31, 2005 were $2,563,000 compared to $2,219,000 for the first quarter in 2004, an increase of 15.5%.

Return on average equity improved to 16.28% for the quarter ended March 31, 2005 versus 14.13% for the quarter ended March 31, 2004. The Company’s capital position was 8.86% of total assets as of March 31, 2005, down from 9.12% at March 31, 2004. Average equity for the quarter ended March 31, 2005 increased to $62,961,000 from $62,817,000 for the quarter ended March 31, 2004. Book value per share at March 31, 2005 increased to $10.44 from $9.80 at March 31, 2004 and tangible book value per share at March 31, 2005 increased to $9.32 from $8.70 at March 31, 2004.

Total assets increased $52.4 million or 8.1% to $703.0 million at March 31, 2005 from the March 31, 2004 total of $650.6 million and were up $5.7 million from the December 31, 2004 total of $697.3 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $72.6 million or 13.8% to $600.2 million at March 31, 2005 from $527.6 million at March 31, 2004 and were also up $9.1 million or 1.5% from the December 31, 2004 total of $591.1 million. We experienced strong loan demand in all of our major markets over the past year particularly in the latter half of the year. While the economy has improved in all of our markets, we have experienced a slowing of loan demand in the last few weeks and are cautious about sustaining the same double-digit magnitude of loan growth for the remainder of this year. Total deposits increased $52.0 million or 9.3% to $609.3 million at March 31, 2005 from $557.3 million at March 31, 2004 and were up $22.0 million or 3.7% from $587.3 million at December 31, 2004.

Mr. Rhodes stated, “Our eighth year as a public company is off to a solid start, reflecting the combined efforts of our board, management and staff to continuously improve our performance”.

Net interest income before provision for loan loss was $8,323,000 for the quarter ended March 31, 2005 compared to $7,707,000 for the quarter ended March 31, 2004, an increase of 8.0%. The increase in net interest income is the result of a continued strong margin coupled with strong loan growth. Interest income increased by $1,253,000 to $10,628,000 for the three months ended March 31, 2005 from $9,375,000 for the same period last year while interest expense for the three months ended March 31, 2005 increased by $637,000 to $2,305,000 from $1,668,000 for the same period last year.

The Company’s net interest margin (net interest income before provision for loan loss divided by average earning assets) was 5.10% for the quarter ended March 31, 2005 compared to 5.15% for the quarter ended March 31, 2004. Continuing to maintain a margin over 5.00% will be a challenge this year. Short-term interest rates have increased at a much faster pace than longer term interest rates over the last nine months and this has had the effect of narrowing our net interest margin. While the Company has taken steps to increase asset sensitivity, a continuation of a “flat” yield curve will have the effect of reducing our net interest margin further.

Asset quality remains strong compared to other West Coast publicly traded commercial banks. Nonperforming assets at March 31, 2005 were $445,000 (0.06% of total assets), a decrease of $403,000 from $848,000 (0.13% of total assets) at March 31, 2004. The Company’s nonperforming assets to total assets ratio of 0.06% at March 31, 2005 is thirty seven (37) basis points lower than the December 31, 2004 average ratio of 0.43% for West Coast publicly traded commercial banks as monitored by D.A. Davidson and Company.

The loan loss provision of $165,000 in the first quarter of 2005 was up $30,000 from the $135,000 for the fourth quarter of 2004 and lower by $15,000 than the $180,000 provided in the first quarter of 2004. Loan loss charge offs net of recoveries in the first quarter of 2005 increased to $589,000 from $5,000 in the first quarter of 2004 and up from $59,000 in the fourth quarter of 2004. The increase was primarily due to the charge off of one loan and we believe it to be an isolated case. Loan loss reserves as a percent of total loans decreased to 1.29% at March 31, 2005 from 1.47% at March 31, 2004. The decline is the result of both strong loan growth and the higher level of loan loss charge offs occurring in the first quarter of this year. Based on our assessment of loan quality, the Company believes that its reserve for loan losses is at an appropriate level under current economic conditions. Management continues to review the adequacy of our reserves especially given the strong loan growth we have experienced.

Noninterest income was $1,476,000 for the quarter ended March 31, 2005 compared to $1,563,000 for the quarter ended March 31, 2004, a decrease of $87,000 or 5.6%. The decrease is due to substantially reduced activity in mortgage banking with gains on mortgage loans sold down by $218,000 or 77.6% for the quarter ended March 31, 2005 compared to the same period last year. Management expects modest levels of mortgage banking activity to continue for the remainder of this year. Merchant Visa income increased $97,000 to $488,000 in the quarter ended March 31, 2005 from $391,000 in the quarter ended March 31, 2004.

Brian Vance, President of Heritage Financial Corporation and President and Chief Executive Officer of Heritage Bank, noted, “Our positive 1st quarter results were primarily driven by loan growth, expense control and net interest margin. Our strong loan growth coupled with above plan loan fees, continued across all loan categories. We were also able to effectively manage non-interest expenses to show only minimal increases over the same period last year. While some of our expense control was due to timing issues, we are pleased with our overall performance in this important area. Although our net interest margin declined minimally, we are pleased it still remains over 5.0%. We continue to proactively manage this important earnings metric by implementing interest rate strategies on both sides of the balance sheet.”

Noninterest expense was $5,826,000 for the quarter ended March 31, 2005 compared to $5,764,000 for the quarter ended March 31, 2004, an increase of only $62,000 or 1.1%. Salaries and benefits decreased by $81,000, or 2.6% due to reduced levels of staffing. A portion of the reduction in the first quarter is the result of staff turnover creating vacant positions. Management anticipates filling at least some of the vacancies in the second quarter. Merchant Visa expense increased by $62,000, or 19.6%, in line with increases in Merchant Visa income.

The Company’s efficiency ratio decreased to 59.45% for the quarter ended March 31, 2005 from 62.18% for the quarter ended March 31, 2004. The efficiency ratio decrease is due to both strong net interest income and modest noninterest expense increases.

The Company has had an ongoing series of share repurchase programs since 1999. As of March 31, 2005, the Company has repurchased a total of 5,589,540 shares, or 51.5% of the total outstanding at March 1999, at an average price of $12.65 per share. During the quarter ended March 31, 2005, the Company repurchased 10,349 shares at an average price of $21.72. The Company began its current 5% repurchase program on August 2, 2004 with the goal to repurchase approximately 295,000 shares over a period of eighteen months. Through March 31, 2005, the Company purchased 20,049 shares under the current program at an average price of $21.31. The Company will continue to repurchase shares on an opportunistic basis as long as equity ratios remain strong and the purchases are accretive to earnings per share.

On March 24, 2005, the Company declared a dividend of 17.5 cents per share payable on April 28, 2005 to shareholders of record on April 15, 2005, an increase of 0.5 cents from the prior quarter’s dividend of 17.0 cents per share. This is the twenty-ninth consecutive quarterly dividend to be paid and the twenty-eighth consecutive quarterly increase of 0.5 cents.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	March 31, 2005	December 31, 2004	March 31, 2004
Loans held for sale	$438	$381	$4,356
Loans receivable	608,120	599,380	535,488
Allowance for loan losses	(7,871)	(8,295)	(7,924)

Net loans	600,249	591,085	527,564
Fed funds sold	400	6,000	9,000
Investments and interest earning deposits	48,955	50,120	60,750
Goodwill	6,640	6,640	6,640
Other assets	46,317	43,041	42,265

Total assets	$702,999	$697,267	$650,575

Deposits	$609,302	$587,278	$557,326
Borrowings	25,400	40,900	25,400
Other liabilities	5,981	8,145	8,535
Stockholders’ equity	62,316	60,944	59,314

Total liabilities and equity	$702,999	$697,267	$650,575

Other Data
At period end:
Nonaccrual loans	$445	$319	$447
Real estate owned	—	—	401

Nonperforming assets	$445	$319	$848
Allowance for loan losses to:
Loans	1.29%	1.38%	1.47%
Nonperforming loans	1,770.26%	2,603.60%	1,771.19%
Nonperforming assets to total assets	0.06%	0.05%	0.13%
Equity to assets ratio	8.86%	8.74%	9.12%
Book value per share	$10.44	$10.25	$9.80
Tangible book value per share	$9.32	$9.13	$8.70

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Three Months Ended March 31,
	2005	2004
Interest income	$10,628	$9,375
Interest expense	2,305	1,668

Net interest income	8,323	7,707
Provision for loan losses	165	180
Noninterest income	1,476	1,563
Noninterest expense	5,826	5,764

Income before income taxes	3,808	3,326
Federal income taxes	1,245	1,107

Net income	$2,563	$2,219

Earnings per share:
Basic	$0.434	$0.361
Diluted	$0.423	$0.350

Performance Ratios (1):
Net interest margin	5.10%	5.15%
Efficiency ratio (2)	59.45%	62.18%
Return on average assets	1.46%	1.38%
Return on average equity	16.28%	14.13%

Weighted Average Common Shares Outstanding:
Basic	5,903,625	6,143,256
Diluted	6,058,158	6,331,831

(1)	Ratios are calculated on an annualized basis.
(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the amount of expense required to produce one dollar of revenue.